BlackRock Funds II (the "Registrant")
BlackRock Low Duration Bond Portfolio
BlackRock GNMA Portfolio
BlackRock U.S. Government Bond Portfolio

(the "Funds")

77Q1(e):
Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form
N-SAR, a copy of Addendum No. 10 to the Investment Advisory
Agreement between BlackRock Advisors, LLC and the Registrant, on behalf of the Funds.




Exhibit 77Q1(e)
Addendum No. 10 to the Investment Advisory Agreement

    This Addendum No. 10 to the Investment Advisory Agreement dated as of June 12, 2017 (the "Amendment") is entered into by and between BlackRock Funds II, a Massachusetts business trust (the "Fund"), on behalf of each of its series named in Appendix A attached hereto (each, a "Portfolio"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Adviser").

    WHEREAS, the Fund, on behalf of each Portfolio, and the Adviser have entered into an Investment Advisory Agreement dated as of May 31, 2007 (the "Advisory Agreement") pursuant to which the Adviser agreed to act as investment adviser to each Portfolio; and

    WHEREAS, the Advisory Agreement provides that the Fund, on behalf of each Portfolio, will pay to the Adviser a monthly fee at an annual rate equal to the amount set forth in Appendix A thereto; and

    WHEREAS, the Advisory Agreement may be amended in accordance with Section 12 of the Advisory Agreement; and

    WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Fund, approved an amendment to the Advisory Agreement as set out in this Amendment at an in-person meeting held on May 10, 2017.

    NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


1.
Appendix A of the Advisory Agreement is hereby amended as set forth on the Appendix A attached hereto with respect to each Portfolio.


2.
Except as otherwise set forth herein, the terms and conditions of the Advisory Agreement shall remain in full force and effect.

[End of Text]




    IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 10 to the Investment Advisory Agreement to be executed by their officers designated below as of the day and year first written above.




BLACKROCK FUNDS II


By:

/s/ John M. Perlowski
Name:  John M. Perlowski
Title:    President and Chief
Executive Officer




BLACKROCK ADVISORS, LLC


By:

/s/ Neal J. Andrews
Name:  Neal J. Andrews
Title:    Managing Director





APPENDIX A


Portfolio

Advisory Fee
(as a percentage of average
daily net assets)

BlackRock GNMA Portfolio

First $1 billion
0.340%


$1 billion - $3 billion
0.320%


$3 billion - $5 billion
0.310%


$5 billion - $10 billion
0.300%


Greater than $10 billion
0.280%






BlackRock Low Duration
Bond Portfolio

First $1 billion
0.310%


$1 billion - $3 billion
0.290%


$3 billion - $5 billion
0.280%


$5 billion - $10 billion
0.270%


Greater than $10 billion
0.260%







BlackRock Inflation
Protected Bond Portfolio

First $1 billion
0.250%


$1 billion - $3 billion
0.240%


$3 billion - $5 billion
0.230%


$5 billion - $10 billion
0.220%


Greater than $10 billion
0.210%







BlackRock U.S.
Government Bond Portfolio

First $1 billion
0.390%


$1 billion - $3 billion
0.370%


$3 billion - $5 billion
0.350%


$5 billion - $10 billion
0.340%


Greater than $10 billion
0.330%